UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):                     October 26, 2008

Merrill Lynch & Co., Inc.

  (Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4 World Financial Center, New York, New York	10080

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 449-1000

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”). Pursuant to the EESA, the United States Department of the Treasury (the “U.S. Treasury”) has the authority to, among other things, invest in financial institutions and purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions, in an aggregate up to $700 billion, for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Treasury announced a plan (the “Capital Purchase Program” or “CPP”) to invest up to $250 billion of this $700 billion amount in certain eligible U.S. financial institutions in the form of non-voting, preferred stock initially paying quarterly dividends at a 5% annual rate. In the event the U.S. Treasury makes any such preferred stock investment in any company it will also receive 10-year warrants to acquire common shares of the company having an aggregate market price of 15% of the amount of the preferred stock investment.
On October 26, 2008, Merrill Lynch & Co., Inc. (“Merrill Lynch”) entered into a securities purchase agreement with the U.S. Treasury setting forth the terms upon which Merrill Lynch would issue a new series of preferred stock and warrants to the U.S. Treasury (the “TARP Purchase Agreement”). In view of the pending merger agreement with Bank of America Corporation (“Bank of America”), Merrill Lynch has determined that it will not sell securities to the U.S. Treasury under the CPP at this time, but may do so in the future under certain circumstances. The TARP Purchase Agreement provides for delayed settlement of a sale of $10 billion of a new series of Merrill Lynch preferred stock and warrants to purchase 64,991,334 shares of Merrill Lynch Common Stock at an exercise price of $23.08 per share. The TARP Purchase Agreement provides that the closing will take place on the earlier of (i) the second business day following a termination of the Merger Agreement with Bank of America and (ii) a date during the period beginning on January 2, 2009 and ending on January 31, 2009 if the Merger Agreement is still in effect but the merger has not been completed by the specified date, but, in the case of either (i) or (ii), in no event later than January 31, 2009. In addition, prior to January 2, 2009, if the Merger Agreement is still in effect but the merger has not been completed, Merrill Lynch has the right, after consultation with the Federal Reserve and Bank of America, to request that the U.S. Treasury consummate the CPP investment on or prior to January 1, 2009. The TARP Purchase Agreement will terminate at 12:01 am on February 1, 2009 if the investment has not been made by that date.
Completion of the CPP investment prior to the termination of the Merger Agreement is subject to Bank America’s approval. Bank of America has agreed that it will not unreasonably withhold or delay its consent. After January 1, 2009, Bank of America may not withhold its consent if, after consulting with Bank of America, Merrill Lynch reasonably determines that the failure to obtain the CPP investment would have a material adverse impact on Merrill Lynch. After January 30, 2009 until 12:01 a.m. on February 1, 2009, Merrill Lynch will have the unilateral right to obtain the CPP investment and Bank of America has consented in advance to the investment at such time if the merger has not been completed at that date.
Item 3.02. Unregistered Sales of Equity Securities.
The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.
Item 3.03. Material Modification to Rights of Security Holders.
The TARP Purchase Agreement also provides certain limitations on the ability of Merrill Lynch to declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment on its common stock. This limitation on the ability to declare or pay any dividend or make any distribution on common stock only applies to dividends that would be in excess of Merrill Lynch’s current common stock dividend of $0.35 per share. Merrill Lynch also has agreed that it will not redeem, purchase or acquire shares of its common stock or other capital stock or other equity securities of any kind of Merrill Lynch, or any trust preferred securities issued by Merrill Lynch or any affiliate, subject to certain limited exceptions. These restrictions will be in effect until such time as the TARP Purchase Agreement terminates as set forth above or, if preferred shares have been issued, the earlier of (x) the third anniversary of any closing date and (y) the date on which any preferred shares have been redeemed in whole or the U.S. Treasury has transferred all of such preferred shares to third parties. The preferred stock to be issued to the U.S. Treasury will rank pari passu with existing preferred stock of Merrill Lynch as to dividend rights and/or as to rights of liquidation, dissolution or winding up of the company.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
The Purchase Agreement also requires Merrill Lynch to have taken all necessary action to ensure that its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) with respect to its Senior Executive Officers (as defined in EESA) comply in all material respects with Section 111(b) of EESA and that it not adopt any new benefit plan with respect to Merrill Lynch’s Senior Executive Officers that does not comply with these regulations. The Management and Development Committee of the Merrill Lynch Board of Directors has taken action to amend all outstanding company benefit plans or compensation arrangements to provide that all payments under such benefit or compensation arrangements shall comply with Section 111(b). Additionally, Merrill Lynch’s Senor Executive officers have consented to the amendment of such benefit plans or compensation arrangements as it relates to them and formally waived any claims they may otherwise have against Merrill Lynch or the U.S. Treasury relating to these benefit plans and compensation arrangements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC. (Registrant)
By:	/s/ Judith A. Witterschein
Judith A. Witterschein
Vice President and Corporate Secretary

Date: October 30, 2008